UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2017

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 24, 2017, subsidiaries of Empire Resorts, Inc. (“Empire” and, together with its subsidiaries, the “Company”) entered into a series of loan agreements (collectively, the “Debt Deals”) for aggregate borrowings of up to $532.32 million in support of the Company’s development and operation of the Montreign Resort Casino (the “Casino Project”), the entertainment village (the “Entertainment Village Project”) and golf course (the “Golf Course Project” and, together with the Casino Project and the Entertainment Village Project, the “Projects”), each of which will be located at the site of the Adelaar destination resort in Sullivan County, New York.

Corporate Restructuring

In preparation for the closing of the Debt Deals, the Company undertook certain corporate restructuring. In particular, Empire created Montreign Holding Company, LLC (“Montreign Holding”), a wholly-owned subsidiary, to which it contributed all of its membership interests in Montreign Operating Company, LLC (“Montreign Operating”), which was formerly a wholly-owned subsidiary of Empire, which is developing the Casino Project. Concurrently therewith, Empire contributed to Montreign Operating all of its membership interests in each of Empire Resorts Real Estate I, LLC (“ERREI,” which is developing the Golf Course Project) and Empire Resorts Real Estate II, LLC (“ERREII,” which is developing the Entertainment Village Project), each of which were formerly wholly-owned subsidiaries of Empire. The following diagram illustrates the Company’s organization before and after the restructuring.

Term Loan Agreement and the Revolving Credit Agreement

On January 24, 2017 (the “Closing Date”), Montreign Operating entered into a Building Term Loan Agreement (the “Term Loan Agreement”), among Montreign Operating, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Term Loan Administrative Agent”). The Term Loan Agreement provides for loans or other extensions of credit to be made to Montreign Operating in an aggregate principal amount of $485,000,000 (the “Term Loan Facility”).

The Term Loan Facility consists of $70,000,000 of Term A Loan commitments (“Term A Loan”) and $415,000,000 of Term B Loan commitments (“Term B Loan”). The Term B Loan was borrowed in full on the Closing Date and the proceeds were used to pay fees and expenses related to the financing and fund various lender-controlled accounts. The proceeds in the accounts (including proceeds of the Term A Loan, which will be deposited into the lender-controlled accounts upon borrowing) will be made available to Montreign Operating, subject to Montreign Operating satisfying the disbursement conditions set forth in the loan documents, to pay debt service and costs relating to the development and construction of the Projects.

The Term A Loan may be borrowed during the period from the Closing Date to July 24, 2018, subject to certain conditions. Term A Loan will mature on January 24, 2022 and Term B Loan will mature on January 24, 2023. Interest will accrue on outstanding borrowings under the Term A Loan at a rate equal to LIBOR plus 5.00% per annum, or an alternate base rate plus 4.00% per annum. Interest will accrue on outstanding borrowings under the Term B Loan at a rate equal to LIBOR (with a LIBOR floor of 1%) plus 8.25% per annum, or an alternate base rate plus 7.25% per annum. In addition, Montreign Operating will pay a commitment fee to each Term A Loan lender (“Term A Lender”) equal to the undrawn amount of such Term A Lender’s Term A Loan commitment multiplied by a rate equal to 2.50% per annum for the period commencing on the Closing Date through March 24, 2018 and 5.00% per annum thereafter.

In the event that the Term B Loan is prepaid or repaid in whole or in part for any reason other than as a result of scheduled amortization and certain other exceptions, Montreign Operating is required to pay pre-payment premiums based on a make-whole if the prepayment occurs from the Closing Date to (but excluding) the thirtieth month anniversary following the Closing Date (the “Thirtieth Month”), and a 2% and 1% premium if the prepayment occurs from the Thirtieth Month to (but excluding) the forty-second month anniversary of the Closing Date (the “Forty-Second Month”) and from the Forty-Second Month to (but excluding) the fifty-fourth month anniversary of the Closing Date, respectively.

On the Closing Date, Montreign Operating also entered into a Revolving Credit Agreement (the “Revolving Credit Agreement”), among Montreign Operating, the lenders from time to time party thereto, and Fifth Third Bank, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Revolving Administrative Agent”). The Revolving Credit Agreement provides for loans or other extensions of credit to be made to Montreign Operating in an aggregate principal amount of up to $15,000,000 (including a letter of credit sub-facility of $10,000,000) (the “Revolving Credit Facility”), the proceeds of which may be used for working capital needs, capital expenditures and other general corporate purposes.

The Revolving Credit Facility will mature on January 24, 2022. Interest will accrue on outstanding borrowings at a rate equal to LIBOR plus 5.00% per annum, or an alternate base rate plus 4.00% per annum.

The Term Loan Facility and the Revolving Credit Facility are each guaranteed by ERREI and ERREII (together, the “Montreign Subsidiaries”) and are secured by security interests in substantially all the real and personal property of Montreign Operating and the Montreign’s Subsidiaries and by a pledge of all the membership interests of Montreign Operating held by Montreign Holding. In addition, Empire delivered a completion guaranty in connection with the Term Loan Facility guaranteeing the completion of the construction of the Casino Project and the Entertainment Village Project. Empire’s liability under the completion guaranty (excluding lender’s enforcement costs) is capped at $30,000,000. The Term Loan Facility and the Revolving Credit Agreement (and the related loan documents) contain representations and warranties and affirmative covenants, negative covenants and financial covenants that are usual and customary, including representations, warranties and covenants that, among other things, restrict the ability of Montreign Operating and the Montreign Subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, or make dividends or other distributions. Obligations under the Term Loan Agreement and the Revolving Credit Agreement may be accelerated upon certain customary events of default (subject to grace periods, as appropriate), including among others: nonpayment of principal, interest or fees; breach of the affirmative or negative covenants; revocation of a gaming license for seven consecutive business days; and a change of control of Montreign Operating.

In connection with the consummation of the Term Loan Agreement and the Revolving Credit Agreement, on the Closing Date, that certain loan agreement, dated October 13, 2016, by and between Kien Huat Realty III Limited (“Kien Huat”), Empire’s largest stockholder, and Montreign Operating, pursuant to which Kien Huat provided Montreign Operating up to $50,000,000 of loans to pay the expenses of the Casino Project, expired on its terms.

Kien Huat Montreign Loan Agreement

Concurrently with the closing of the Term Loan and the Revolving Credit Agreement, on January 24, 2017 (the “Kien Huat Montreign Loan Issue Date”), Kien Huat and Montreign Holding entered into a loan agreement (the “Kien Huat Montreign Loan Agreement”), pursuant to which Montreign Holding obtained from Kien Huat a loan in the principal amount of $32,320,000 (the “Kien Huat Montreign Loan”), the proceeds of which will be used as a capital contribution to Montreign Operating for use towards the development and operating expenses of the Projects. The Kien Huat Montreign Loan shall mature on February 24, 2024 (the “Maturity Date”), which Maturity Date may be extended by Kien Huat in its sole discretion by up to an additional year.

The Kien Huat Montreign Loan bears interest at a rate of 12% per annum. Prior to the Maturity Date, interest on the Kien Huat Montreign Loan shall accrue and be added to the outstanding principal of the Kien Huat Montreign Loan (the “Principal Indebtedness”) on the first business day of each calendar month beginning on February 1, 2017 (each an “Interest Payment Date”) and shall thereafter be deemed to be part of the Principal Indebtedness. The Principal Indebtedness, including all interest due through the applicable Interest Payment Date and other amounts due under the Kien Huat Montreign Loan, shall be payable in cash on the Maturity Date. Notwithstanding the foregoing, Montreign Holding shall be required to pay in cash to Kien Huat, at the end of any “accrual period” (as defined in Section 1275(a)(5) of the Internal Revenue Code of 1986, as amended (the “Code”)) ending after the fifth anniversary of the Kien Huat Montreign Loan Issue Date, the aggregate amount by which (x) the sum of (i) the amount of accrued interest on the Kien Huat Montreign Loan that has been added to the Principal Indebtedness plus (ii) any other accrued but unpaid original issue discount (as determined under Section 163(i) of the Code) on the Kien Huat Montreign Loan from the closing date through the end of such accrual period, in each case that has not been paid in cash, exceeds (y) the product of (i) the “issue price” (as defined for purposes of the Code) and (ii) the “yield to maturity” (as defined for purposes of the Code). Kien Huat was entitled to a commitment fee of $320,000 on Kien Huat Montreign Loan Issue Date, which fee was included in the Principal Indebtedness of the Kien Huat Montreign Loan.

Until the Kien Huat Montreign Loan is repaid in full, Montreign Holding shall make no dividend or other distributions to Empire except (i) for purposes of paying bona fide corporate overhead expenses in an amount not to exceed $9,000,000 (which amount is subject to further reduction pursuant to the Kien Huat Montreign Loan Agreement) and (ii) for purposes of the payment of taxes by Empire, to the extent also permitted by the Term Loan Agreement with respect to distributions to Montreign Operating. The Kien Huat Montreign Loan may be prepaid in full or in part at any time without premium or penalty.

The obligations of Montreign Holding under the Kien Huat Montreign Loan Agreement are secured by a pledge of all the membership interests of Montreign Holding by Empire. The Kien Huat Montreign Loan Agreement contains representations and warranties and affirmative covenants that are usual and customary, including representations, warranties and covenants that, among other things, restrict Montreign Holding’s use of the proceeds of the Kien Huat Montreign Loan to expenses relating to the Projects. Obligations under the Kien Huat Montreign Loan Agreement may be accelerated upon certain customary events of default (subject to grace periods, as appropriate), including among others: nonpayment of principal, interest or fees; breach of the affirmative covenants and a default with respect to the payment of principal or interest under the Term Loan by Montreign Operating or acceleration of the Term Loan for any reason.

Item 2.03. Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2017

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato Title: Chief Executive Officer

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